Exhibit 10.44

Joint Development Agreement

Between

The Procter & Gamble Company

and

CHROMADEX, INC.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Table of Contents

Preamble		2
Background		2

Articles
1	Definitions	2
2	Collaborative Project	2
3	Confidentiality	3
4	INVENTION Rights	4
5	Work With THIRD PARTIES	6
6	Sampling of NR	6
7	Term and Termination	6
8	Arbitration	7
9	Limited Scope of This Collaboration	8
10	Supply	8
11	Miscellaneous	8

Schedules
Schedule 1.1 – Definitions		13
Schedule 2.1 – PROJECT		16

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Preamble

This Joint Development Agreement (“JDA”), effective and binding as of the last date of signing of this JDA (“EFFECTIVE DATE”), is between ChromaDex, Inc. Corporation (“COLLABORATION PARTNER”), a California corporation having its principle office at 10005 Muirlands Blvd., Irvine, CA 92618 and The Procter & Gamble Company (“P&G”) an Ohio corporation having its principle office at One Procter & Gamble Plaza, Cincinnati, Ohio 45202.

Background

P&G has unique skills, technology and know-how specific to the development and use of consumer product formulations desired by consumers and institutional users, and has the ability to manufacture and sell such products globally.

COLLABORATION PARTNER has unique skills, technology and know-how specific to the research, development, production, and applications with respect to nicotinamide riboside, including, but not limited to the salts, analogs, precursors, and intermediates thereof (“NR”), and has the ability to commercially supply such materials in industrial quantities for incorporation into consumer products.

The PARTIES want to enter into a joint research type collaborative project, which utilizes each PARTY’s unique abilities. The project is intended to focus on the challenging goal of identifying and/or developing stable forms of NR that can be formulated into aqueous consumer product formulations sold by P&G to provide breakthrough levels of consumer noticeable benefits.

The PARTIES recognize the highly uncertain nature of such a collaborative project, including the uncertainty regarding whether one or both PARTIES may develop new technologies and/or know-how of value to one or both of the PARTIES.

In consideration of the mutual promises contained in this JDA, and in consideration of the time, money and effort which will be expended by the respective PARTIES under this JDA, and in consideration for the specific know-how possessed by each PARTY, which they individually bring to the project to be conducted, the PARTIES agree that the project be undertaken in conjunction with one another under the following terms and conditions:

Agreement

1.	Definitions

1.1.
General.  The capitalized terms defined in this JDA will have the meanings indicated for purposes of this JDA; non-capitalized terms have their ordinary meaning as determined by context, subject matter, and/or scope, except as noted in Paragraph 11.2(Construction). A list of defined terms with definitions or a cross-reference to the location of their respective definition within the JDA is set forth in Schedule 1.1.

2.	Collaborative Project

2.1.
PROJECT.  The PARTIES will collaborate on the project, including key milestones and success criteria, set forth in Schedule 2.1 (“PROJECT”), which is expected to result in the development of STABLE NR and/or PRODUCTs intended for application in the COLLABORATION FIELD.  The PARTIES may amend Schedule 2.1 by mutual agreement from time to time pursuant to Paragraph 11.4 (Entire Agreement / Amendment).

2.1.1.	Summary of the PROJECT. The PROJECT generally relates to the identification and use of STABLE NR in P&G’s consumer products for the [*].

2.1.2.	Work Outside the Scope of the PROJECT. Notwithstanding anything to contrary in this JDA, the following work is independent from the PROJECT:

2.1.2.1.	methods of synthesizing NR; and

2.1.2.2.	physically isolating NR from the external environment via particle coating or microencapsulation.

2.2.
Funding.  Except as specifically provided to the contrary in this JDA, all costs, fees, and/or expenses incurred in connection with this JDA will be paid by the PARTY incurring such costs, fees and/or expenses.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

3.	Confidentiality

3.1.
Disclosure of INFORMATION.  In connection with discussions under this JDA, it might be necessary for one or both PARTIES to disclose proprietary information to the other PARTY relating to the PROJECT. Such proprietary information may include product specifications, product samples and/or business plans. The PARTY disclosing (“DISCLOSER”) its proprietary information (“INFORMATION”) to the other PARTY (“RECEIVER”) will disclose INFORMATION under the following conditions, which are understood to be acceptable to the RECEIVER.

3.1.1.	Held in Confidence. INFORMATION disclosed to the RECEIVER will be held in confidence by the RECEIVER.

3.1.2.	Reasonable Steps. The RECEIVER will take such steps as may be reasonably necessary to prevent the disclosure of INFORMATION to THIRD PARTIES.

3.1.3.	Limited Use. The RECEIVER will not disclose or utilize INFORMATION other than for the PROJECT; without first having obtained the written consent of the DISCLOSER to such disclosure or utilization.

3.2.	Limits to Obligations of Confidentiality. The commitments set forth in Paragraph 3.1 (Disclosure of INFORMATION) will not extend to any portion of INFORMATION which the RECEIVER can prove:

3.2.1.	is known to the RECEIVER prior to the receipt from the DISCLOSER under this JDA or is information generally available to the public;

3.2.2.	hereafter, through no act of the RECEIVER, becomes information generally available to the public;

3.2.3.
corresponds to information furnished to the RECEIVER by a THIRD PARTY having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the DISCLOSER with respect to the same;

3.2.4.	corresponds to information furnished by the DISCLOSER to any THIRD PARTY on a non-confidential basis; or

3.2.5.	was developed by the RECEIVER independently of the disclosure of INFORMATION by the DISCLOSER as established by competent documentary evidence.

3.3.
Required Disclosure by Law / Regulation.  If RECEIVER is required by law or government regulation to disclose DISCLOSER INFORMATION (“COMPELLED DISCLOSURE”), then RECEIVER will:   (a) provide prompt reasonable prior notice to the DISCLOSER of the COMPELLED DISCLOSURE so that DISCLOSER may take steps to protect DISCLOSER’s confidential information, and (b) provide reasonable cooperation to DISCLOSER in DISCLOSER’s protecting against the COMPELLED DISCLOSURE and/or obtaining a protective order narrowing the scope of the COMPELLED DISCLOSURE or use of the INFORMATION.  If DISCLOSER is unable to obtain such protection against the COMPELLED DISCLOSURE, then despite the commitments set forth in Paragraph 3.1 (Disclosure of INFORMATION) RECIPIENT will be entitled to disclose the DISCLOSER’s INFORMATION (aa) only as and to the extent necessary to legally comply with the COMPELLED DISCLOSURE and (bb) on condition that RECIPIENT exercises reasonable efforts to obtain reliable assurance that the DISCLOSER’s INFORMATION is treated as confidential to the extent allowable by the law or government regulation requiring the COMPELLED DISCLOSURE.  Such COMPELLED DISCLOSURE does not otherwise waive the non-use and confidentiality obligations set forth in Paragraph 3.1 (Disclosure of INFORMATION) with respect to other uses and/or other disclosures of such INFORMATION.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

3.4.
INVENTIONs Considered INFORMATION.  INVENTIONs will be considered INFORMATION of the owning PARTY(IES), as ownership is set forth in Article 4 (INVENTION Rights). If one PARTY is relieved of its obligations of confidentiality pursuant to any subparagraphs of Paragraph 3.2 (Limits to Obligations of Confidentiality), then the other PARTY will also be considered so relieved of its obligations of confidentiality with respect to the subject INFORMATION.

3.5.	Form of Disclosure. INFORMATION will be subject to obligations of confidentiality and restrictions on use or disclosure under this JDA only if it is either:

3.5.1.	in writing or other tangible form bearing the date of disclosure and clearly marked as “confidential” when disclosed; or

3.5.2.
if not in tangible form (e.g., disclosed orally or observed), then identified as confidential when revealed and summarized in a writing clearly marked as “confidential” and delivered to the RECEIVER within 30 days of such disclosure.

3.6.	Termination of Confidentiality Obligations. The obligations of confidentiality and restrictions on use under this Article 3 will cease 5 years from the end of the TERM.

4.	INVENTION Rights

4.1.	INVENTION Rights. P&G will own all INVENTIONs.

4.2.	Licenses to INVENTIONS.

4.2.1.
INVENTIONS in the COLLABORATION FIELD. Upon termination or expiry of this JDA, if there is no commercial agreement between the PARTIES for the purchase of NR by P&G from COLLABORATION PARTNER then P&G will grant to COLLABORATION PARTNER a reasonable-royalty bearing, exclusive, perpetual, irrevocable, worldwide license to PATENT RIGHTS for INVENTIONS in the COLLABORATION FIELD.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

4.2.2.
OUTSIDE-THE-COLLABORATION FIELD INVENTIONS.  P&G hereby grants COLLABORATION PARTNER an exclusive royalty-free, perpetual, irrevocable, worldwide license to PATENT RIGHTS for OUTSIDE-THE-COLLABORATION FIELD INVENTIONS.

4.2.3.
License Term.  The licenses in Paragraph 4.2.1 (INVENTIONS in the COLLABORATION FIELD) and 4.2.2 (OUTSIDE-THE-COLLABORATION FIELD INVENTIONS) will terminate upon expiration of the last of the relevant PATENT RIGHTS.

4.2.4.	Licenses Subject to Confidentiality Obligation. The licenses granted pursuant to this Article 4 are subject to the confidentiality obligations set forth in Article 3 (Confidentiality).

4.3.	Cooperation in Transferring Title. The PARTIES will cooperate fully with each other and/or the other PARTY's attorneys in vesting title as provided in Paragraph 4.1 (INVENTION Rights).

4.4.	Notification of INVENTIONs. Each PARTY will provide the other PARTY with timely notification in writing of all INVENTIONs.

4.5.
PROSECUTION of Patent Applications.  P&G will conduct PROSECUTION of any patent applications filed on INVENTIONS at its sole discretion and will be responsible for costs associated with such PROSECUTION.

4.6.
Statutory Inventor Payments.  Despite Paragraph 4.5 (PROSECUTION of Patent Applications), any payments, other obligations, and/or acts due to an inventor under statutory national laws will be the responsibility of the inventor’s employer. Neither PARTY will be obligated to indemnify, support, and/or remind the inventor’s employer of any such payments, other obligations, and/or acts.

4.7.
Review of Patent Applications Prior to Filing.  A PARTY will not file any patent application that discloses INFORMATION of the other PARTY and/or claims an INVENTION without prior notice to, and review by, the other PARTY. The reviewing PARTY will be given at least 20 BUSINESS DAYs in which to review and comment on the patent application, unless the reviewing PARTY agrees on a term which is shorter than 20 BUSINESS DAYs. The reviewing PARTY will have the right to require that any INFORMATION of the reviewing PARTY be removed from the patent application, in accordance with Article 3 (Confidentiality); with the limited exception that those portions of INFORMATION that are INVENTIONs and are required to be disclosed by the filing PARTY in the subject patent application to secure patent rights to PRODUCT INVENTIONs and/or STABLE NR INVENTIONs entitled to the filing PARTY under this JDA, may remain in the patent application.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

5.	Work With THIRD PARTIES

5.1.
Work with THIRD PARTIES.  Neither PARTY will, during the TERM, conduct collaborative work with any THIRD PARTY for a project within the COLLABORATION FIELD.  Either PARTY is otherwise free to enter into other collaborative and/or service projects with any THIRD PARTY.

6.	Sampling of NR

6.1.
Sampling.  COLLABORATION PARTNER grants P&G the right to sample NR within P&G to explore physically isolating NR from the external environment via particle coating or microencapsulation and methods for synthesizing NR, as set forth in Paragraph 2.1.2.

6.2.
Sampling Inventions.  For purposes of clarification, any work result, creative idea, development, or invention, whether or not patentable, conceived as a direct result of the sampling pursuant to Paragraph 6.1 (Sampling) will not be considered “a direct result of work conducted under this JDA” and therefore not subject to any INVENTION rights obligations under this JDA.  In the absence of a separate invention rights agreement governing such sampling, common law inventorship rights will apply.

6.3.
Purchase Requirements. In the event a) sampling in Paragraph 6.1 (Sampling) and Paragraph 6.2 (Sampling Inventions) results in any creative idea, design development, invention, know-how, or work result (whether patentable or not patentable); b) there is no commercial agreement between the PARTIES for the purchase of NR or STABLE NR by P&G from COLLABORATION PARTNER; and c) if P&G launches a [*] product containing NR or STABLE NR within 2 years from the date of Termination of this JDA; P&G will purchase its requirements for NR for use either by itself or in the preparation of STABLE NR in connection with [*] from COLLABORATION PARTNER at COLLABORATION PARTNER’S MFN PRICING for a period of or 3 years from the date of the first retail sale of any such PRODUCT.

6.4.	Confidentiality of Sampled Materials. P&G will treat sampled NR and related COLLABORATION PARTNER INFORMATION as INFORMATION pursuant to Article 3 (Confidentiality).

7.	Term and Termination

7.1.
Term.  This JDA is effective from the EFFECTIVE DATE and terminates 2 years from the EFFECTIVE DATE unless terminated earlier under Paragraph 7.2 (Termination of JDA) or Paragraph 10.1 (Resulting Supply Agreement) (“TERM”).

7.2.	Expiration / Termination of JDA. Either PARTY may terminate this JDA at any time by giving written notice to the other PARTY at least 90 days before such termination becomes effective.

7.3.
Surviving Rights & Obligations.  Termination or expiration of this JDA will not relieve either PARTY of any obligations accruing prior to such termination or expiration, including those set forth in Articles 3 (Confidentiality), 4 (INVENTION Rights), 6 (Sampling of NR), 7.4 (Non-circumvent); 8 (Arbitration), and 10 (Supply); and Paragraph 11.6 (Negotiations on Royalties).

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

7.4.
Non- Circumvent. In the event there is no commercial agreement between the PARTIES for the purchase of NR or STABLE NR by P&G from COLLABORATION PARTNER and if P&G launches a [*] product containing NR or STABLE NR within 2 years from the date of Termination of this JDA, P&G will purchase it’s requirements for NR for use either by itself or in the preparation of STABLE NR in connection with [*] from COLLABORATION PARTNER at COLLABORATION PARTNER’S MFN PRICING for a period of 3 years from the date of the first retail sale of any such PRODUCT.

7.5.
Covenant Not to Circumvent. In the event there is no commercial agreement between the PARTIES for the purchase of NR or STABLE NR by P&G from COLLABORATION PARTNER, P&G agrees not to submit for any new PATENT RIGHTS or acquire any PATENT RIGHTS from THIRD PARTIES for NR within 2 years after the date of Termination of this JDA. The PARTIES further agree not to challenge or knowingly infringe each other’s NR PATENT RIGHTS.

8.	Arbitration

8.1.
Binding Arbitration of Disputes.  As the exclusive means of initiating adversarial proceedings to resolve any dispute arising out of this JDA (“DISPUTE”) that the PARTIES are unable to resolve within 90 days after written notice by one PARTY to the other of the existence of such DISPUTE, either PARTY may demand that any such DISPUTE be resolved by arbitration administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s commercial arbitration rules. Each PARTY hereby consents to any such DISPUTE being so resolved. The arbitration will be conducted in New York, U.S.A. except as may otherwise be agreed by the PARTIES. Each DISPUTE will be submitted to a single impartial arbitrator mutually selected by the PARTIES. No discovery by either PARTY will be permitted unless the arbitrator determines that the PARTY requesting such discovery has a substantial, demonstrable need. The arbitrator will make final determinations as to any discovery disputes and all other procedural matters. If any PARTY fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrator, then the arbitrator will fix a reasonable time for compliance, and if the PARTY does not comply within such period, then a remedy deemed just by the arbitrator, including an award of default, may be imposed. The decision of the arbitrator will be rendered no later than 120 days after commencement of the arbitration period. The costs of arbitration will be borne by the PARTY against whom the arbitral decision is made. Judgment on any award rendered in any such arbitration will be binding upon the PARTIES and will be enforceable by any court of competent jurisdiction.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

9.	Limited Scope of This Collaboration

9.1.
Other Agreements Not Precluded.  This JDA will not prevent the PARTIES from entering into other agreements between each other (including, e.g., joint development agreements, confidentiality agreements, material transfer / non-analysis agreements), or terminate existing agreements with each other, which have terms and conditions that do not conform to this JDA, so long as such agreements are (or have been) executed by authorized officers of the PARTIES.

9.2.
No Patent or Product Warranties Created.  No patent or product warranties are granted or implied under this JDA.  No obligation to conduct infringement clearances on products utilizing STABLE NR or PATENT RIGHTS is granted or implied under this JDA.

10.	Supply

10.1.
Resulting Supply Agreement.  The PARTIES mutually agree that within the later of twelve (12) months from the Effective Date or six (6) months from the development of STABLE NR, they will begin good faith negotiations for an Exclusive Supply Agreement for STABLE NR for use within the COLLABORATION FIELD. For purposes of clarification, it is understood that it is not the intent of the PARTIES, and the PARTIES will not include any terms in such subsequently negotiated Exclusive Supply Agreement that would be considered illegal under relevant competition laws. If the PARTIES fail to execute a mutually beneficial definitive Exclusive Supply Agreement within six (6) months of beginning negotiations, this JDA may be terminated immediately by COLLABORATION PARTNER upon written notice.

11.	Miscellaneous

11.1.
Applicable Law.  All matters arising under or relating to this JDA are governed by the laws of the State of New York applicable to contracts made and performed entirely in such state, without regard to any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction.

11.2.
Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this JDA will refer to this JDA as a whole and not to any particular provision of this JDA. The use of the words “include” or “including” in this AGREEMENT will be by way of example rather than by limitation. The phrase “and/or” will be deemed to mean, e.g., X or Y or both. The meanings given to terms defined in this JDA will be equally applicable to both the singular and plural forms of these terms. Unless stated specifically to the contrary, all amounts referenced in this JDA are stated in, and must be paid in, United States dollars, and the symbol “$” means United States dollars.

11.2.1.
Agreement Negotiated. The PARTIES have participated jointly in the negotiation and drafting of this JDA. If any ambiguity or question of intent or interpretation arises, this JDA will be construed as if drafted jointly by the PARTIES, and no presumption or burden of proof will arise favoring or disfavoring any PARTY by virtue of the authorship of any of the provisions of this JDA.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

11.2.2.
Headings. Headings or titles to sections or attachments of this JDA are provided for convenience and are not to be used in the construction or interpretation of this JDA. All references to sections and attachments will be to the sections and attachments of this JDA, unless specifically noted otherwise. Reference to a section includes the referenced section, and all sub-sections included within the referenced section.

11.3.
Counterparts.  This JDA may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument. A facsimile or .pdf copy of a signature of a PARTY will have the same effect and validity as an original signature.

11.4.
Entire Agreement / Amendments.  This JDA, including any attached Schedules and Exhibits, constitutes the entire understanding between the PARTIES with respect to the subject matter contained herein and supersedes all prior agreements, understandings and arrangements whether oral or written between the PARTIES relating to the subject matter hereof, except as expressly set forth herein. No amendment to this JDA will be effective unless it is in a subsequent writing executed with the same formalities as this JDA.

11.5.
Force Majeure.  No PARTY will be responsible for delays or failures to perform resulting from events beyond its control but will have a responsibility to mitigate any damage that might arise as a result of any such event.  Such events include:  acts of nature, epidemics; fire; government restrictions or other government acts; insurrection; power failures; strike, union disturbance, or other labor problems; riots; terrorism or threats of terrorism; or war (whether or not declared); earthquakes, floods, or other disasters. Upon the occurrence of any event of the type referred to in this Paragraph 11.5, the affected PARTY will give prompt notice to the other PARTY, together with a description of the event and the duration for which the affected PARTY expects its ability to comply with the provisions of this JDA to be affected.  The affected PARTY will devote reasonable efforts to remedy to the extent possible the condition giving rise to the failure event and to resume performance of its obligations under this JDA as promptly as possible.

11.6.
Negotiations on Royalties.  Where this JDA provides for a reasonable royalty rate, the PARTIES will endeavor to agree on the royalty. Should an agreement not be reached within 90 days from the start of negotiations, upon one PARTY’s written request, the PARTIES will first seek agreement by non-binding mediation and only thereafter will the PARTIES resort to arbitration pursuant to Article 8 (Arbitration). For such arbitration where the issue is limited to agreement on the royalty, the arbitration pursuant to Article 8 (Arbitration) will further require that each PARTY submit to the arbitrator and exchange with the other, in accordance with a procedure to be established by the arbitrator, its best offer.  The arbitrator will be limited to awarding only one or the other of the two positions submitted.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

11.7.
Joint Research Agreement Statement for US Patent Prosecution.  A PARTY desiring to invoke 35 USC §103(c)(2) and post American Invents Act 35 USC §102(c) during the PROSECUTION of PATENT RIGHTS, will be permitted to disclose the existence of this JDA and the names of the PARTIES thereto, and to make the statement required by 37 CFR §1.104(c)(4)(iii) on the record during PROSECUTION.  Despite the foregoing, neither PARTY will be obligated to execute documents necessary for invoking 35 USC §103(c)(2) and post American Invents Act 35 USC §102(c).

11.8.
Management of Interactions.  The PARTIES will respectively identify one or more appropriate business and/or R&D employees to act as representatives on a leadership/steering team(s) to manage the interactions of the PARTIES under this JDA.

11.9.
No Other Rights Granted.  Unless expressly provided for in this JDA, neither PARTY will obtain rights (by assignment or license or otherwise) under patent rights (including PATENT RIGHTS), INFORMATION, or INVENTIONs, owned by or licensed to the other PARTY.

11.10.
No Third Party Beneficiaries.  Despite anything in this JDA to the contrary, nothing in this JDA, expressed or implied, is intended to confer on any PERSON other than the PARTIES or their respective permitted successors and assignees, any rights, remedies, obligations or liabilities under or by reason of this JDA.

11.11.
No Waiver.  No omission or delay by either PARTY at any time to enforce any right or remedy reserved to it, or to require performance of any of the obligations of this JDA by another PARTY at any time designated, will be a waiver of any such right or remedy to which such PARTY is entitled, nor will it in any way affect the right of such PARTY to enforce such provisions thereafter.

11.12.
Non-assignability.  This JDA will be binding upon and benefit the respective PARTIES and successors or assignees of all or substantially all of the relevant business assets of either PARTY, and will otherwise be nontransferable and non-assignable to THIRD PARTIES without the prior express written consent of the other PARTY.

11.13.
Notices.  All notices under this AGREEMENT will be sent to the respective PARTIES at the following addresses (or such other addresses as a PARTY designates to the other PARTY by written notice) by certified or registered mail, or sent by a nationally recognized overnight courier service; and will be deemed to have been given one day after being sent:

If to COLLABORATION PARTNER:                   ChromaDex, Inc.
10005 Muirlands Blvd.
Irvine, CA 92618
USA
Attention: Tom Varvaro

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

If to P&G:                                                                  The Procter and Gamble Company
Global Business Development
Two P&G Plaza, TE-13
Cincinnati, OH 45202
USA
Attention:  Debbie Grossblatt

And copy to:
The Procter & Gamble Company
Global Intellectual Property Division
One P&G Plaza
Cincinnati, OH 45202
USA
Attention: V.P. & General Counsel, Intellectual Property Division

11.14.
Partial Invalidity.  If any obligation, condition or other provision of this JDA is held invalid, void or illegal by any court of competent jurisdiction, then the same will be deemed severable from the remainder of the subject agreement and will in no way affect, impair or invalidate any other obligation, condition or provision, and will be deemed replaced by a provision which comes closest to such unenforceable provision in language and intent, without being invalid, void or illegal.

11.15.
Press Release.  Neither PARTY will issue a press release regarding any aspect of this JDA, including any general statements as to the existence of a relationship between the PARTIES, without the prior written consent of the other PARTY, which consent shall not be unreasonably withheld, unless otherwise required by law, in which case, the issuing PARTY will provide the other PARTY reasonable prior written notice of such required disclosure.

11.16.
Relationship Between the PARTIES.  This AGREEMENT does not constitute making either PARTY the agent or legal representative of the other PARTY, for any purpose. Neither PARTY is granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other PARTY or to bind the other PARTY in any manner or thing. Neither PARTY’s employees will represent themselves as being representatives of or otherwise employed by the other PARTY. Nothing in this AGREEMENT will be construed as creating the relationship of employer and employee, joint venture, partnership, distributorship, franchise, agency or consignment between P&G and COLLABORATION PARTNER.

11.17.
Schedules & Exhibits.  Schedules and Exhibits to this JDA and conditions contained in the Schedules and Exhibits will have the same effect as if set out in the body of this JDA, subject to any express statement in the body of the JDA to the contrary.  Despite anything to the contrary in the attached Schedules and Exhibits, if there is a conflict between a Schedule or Exhibit and the terms set forth in the body of this JDA, then the terms of the JDA will control.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

11.18.
Severability.  If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this JDA, or the application thereof to any circumstances, to be invalid or unenforceable in a final non-appealable order, the PARTIES will use reasonable efforts to reform the portions of this JDA declared invalid to realize the intent of the PARTIES as fully as practicable, and the remainder of this JDA and the application of the invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each of the remaining terms and provisions of this JDA will remain valid and enforceable to the fullest extent of the law.

The PARTIES by their authorized representatives execute this JDA in duplicate; with each PARTY receiving one of the executed originals hereof.

For: CHROMADEX, INC.	For: The Procter & Gamble Company

/s/Frank Jaksch	/s/ Dawn French
Frank Jaksch	Dawn French
CEO	V.P. R&D Beauty Care

Date: October 30, 2015	Date: October 23, 2015

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Schedule 1.1 - Definitions

1.1.1.	“AAA” is defined in Paragraph 8.1.

1.1.2.
“AFFILIATE” means, with respect to any PERSON as of the date on which, or at any time during the period for which, the determination of affiliation is being made, any other PERSON: (a) directly or indirectly controlling the party in question, (b) directly or indirectly being controlled by the party in question, or (c) being controlled by another PARTY that also controls the party in question. As used in the preceding sentence, “control”, “controlled,” and “control” as used with respect to any PARTY mean, through direct or indirect beneficial ownership of more than 50% of the voting or equity interest in another PARTY, the power to direct or cause the direction of the management and policies of such other PARTY.

1.1.3.	“[*]” means products and/or methods relating to [*] and/or [*] articles including [*], [*], [*], [*], [*]; and [*], including [*], [*], [*], and [*].

1.1.4.	“BACKGROUND IP” means any intellectual property owned by a PARTY before the EFFECTIVE DATE or any intellectual property developed as a result of work that is independent from the PROJECT.

1.1.5.
“BUSINESS DAY” means any day other than Saturday, Sunday, US federal holiday, or an Ohio holiday. Any other reference to day or days will include Saturday, Sunday, US federal holiday, or an Ohio holiday.

1.1.6.	“CLINICAL TRIAL” means human in vivo testing of the PRODUCT with NR that has acceptable rheology, stability, active solubility, active bioavailability, and safety clearance, as determined by P&G.

1.1.7.
“COLLABORATION FIELD” means identification and use of STABLE NR (e.g., hydrolytically stable) for [*], [*], [*], excluding pharmaceuticals, medical devices, and OVER-THE-COUNTER (OTC) drugs except for the following FDA therapeutic category subtopics: [*]; [*]; [*]; [*]; [*]; [*].

1.1.8.	“COLLABORATION PARTNER” is defined in the Preamble.

1.1.9.	“COMPELLED DISCLOSURE” is defined in Paragraph 3.3.

1.1.10.	“DISCLOSER” is defined in Paragraph 3.1.

1.1.11.	“DISPUTE” is defined in Paragraph 8.1.

1.1.12.	“EFFECTIVE DATE” is defined in the first paragraph.

1.1.13.	“[*]” means products such as [*], [*], [*], [*], and/or [*], as well as methods and equipment for making such products.

1.1.14.	“[*]” means products and/or methods relating to [*], [*], [*], [*], [*], [*], [*] and [*], and/or [*].

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

1.1.15.	“INFORMATION” is defined in Paragraph 3.1.

1.1.16.	“INVENTION” means any creative idea, design, development, invention, know-how, or work result (whether or not patentable) developed as a direct result of the PROJECT.

1.1.17.	“JDA” is defined in the Preamble.

1.1.18.
“MFN PRICING” For each calendar quarter, COLLABORATION PARTNER will not sell NR or STABLE NR to any THIRD PARTY for less than the price COLLABORATION PARTNER offers to P&G for the same calendar quarter.

1.1.19.	“NR” is defined in the Background.

1.1.20.
“OUTSIDE-THE-COLLABORATION-FIELD INVENTIONs” means INVENTIONs that are PRODUCTs outside the COLLABORATION FIELD employing NR, INVENTIONs that are methods of making such PRODUCTs, and INVENTIONs that are methods of using NR outside the subject COLLABORATION FIELD.

1.1.21.	“OVER-THE-COUNTER” means products whose use does not require the supervision or authorization of a health care professional.

1.1.22.	“P&G” is defined in the Preamble.

1.1.23.	“PARTY” means either the COLLABORATION PARTNER or P&G, and “PARTIES” means the two collectively.

1.1.24.
“PATENT RIGHTS” means foreign and domestic patent and/or design application(s), including continuations, continuations-in-part, divisionals, reissues, and reexaminations thereof, and patents/registrations issuing therefrom; that are filed as a direct result of work under this JDA and have one or more claims that encompass one or more INVENTIONs.

1.1.25.
"PERSON" means (as the context requires) an individual, a corporation, a partnership, an association, a trust, a limited liability company, or other entity or organization, including a governmental entity.

1.1.26.
“PRODUCT” means a material intended to be used or consumed in the form in which it is sold, and is not intended for subsequent commercial manufacture or modification.  PRODUCT may take the form of a formula, device, or packaging.

1.1.27.	“PROJECT” is defined in Paragraph 2.1.

1.1.28.	“PROSECUTION” means preparing, filing, prosecuting and/or maintaining a subject patent application(s) and/or patent(s).

1.1.29.	“RECEIVER” is defined in Paragraph 3.1.

1.1.30.
“REGION” means North America, Latin America, Western Europe, Central and Eastern Europe, Northeast Asia, and Asian Southeast Economic Association, as those terms are specifically defined in a subject supply agreement.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

1.1.31.	“RELEVANT” in reference to INVENTIONs or PATENT RIGHTS, means those INVENTIONs and/or PATENT RIGHTS necessary to practice STABLE NR and/or PRODUCTs employing STABLE NR within the COLLABORATION FIELD.

1.1.32.
“[*]” means [*] products for and/or methods relating to: (a) [*], including application of [*]; (b) [*]; (c) [*], including the [*], [*], [*], and/or [*], including the [*], [*], and [*], optionally in concert with a [*], including a [*], [*], or [*]; and (d) treating [*].

1.1.33.
“STABLE NR” means NR capable of demonstrating the following properties after a 1 month stability test at 40°C within a PRODUCT:   (a) no significant PRODUCT appearance change, including no separation or discoloration; (b) no off odor or change in odor of the PRODUCT (c) no PRODUCT pH change greater than ± 0.5; (d) no PRODUCT viscosity change greater than 20% (e) remaining NR concentration in PRODUCT greater than 80%, as determined quantitatively (e.g., liquid chromatography, nuclear magnetic resonance spectroscopy).

1.1.1.	“TERM” is defined in Paragraph 7.1.

1.1.2.	“THIRD PARTY” or “THIRD PARTIES” means any individual(s), corporation(s), association(s), government agencies, or other entity(ies) that is/are not a PARTY.

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[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Schedule 2.1 – PROJECT

Effort for Feasibility/Efficacy Confirmation
Key Milestones, Success Criteria, Measures, and Milestone Success Payment

Milestone	Owner (Who does the work)	Anticipated Time	Success Criteria	Measures	Milestone Payment*
#1. STABLE NR
COLLABORATION PARTNER supplies NR with a chemical structure that is stable and doesn’t hydrolyze which meets the requirements set out in Success Criteria.

P&G to do formulation & stability testing/ understanding
		6 – 12 months	Approved safe levels of the TECHNOLOGY can be stably formulated into [*].	• Achieve up to [*]. Specifically, [*] for the specification items below. [*]
COLLABORATION PARTNER NEEDS to deliver [*] which meets the requirements set out in Success Criteria.  If not, NO milestone payment.

If after 12 months #1 has not been met then at P&G’s option they can extend work on this phase for 6 additional months with a $[*] payment and no other amounts will be due for #1. At any time before 12 months if P&G starts any work under #3 this milestone will be due in full.
$[*]
#2. Safety for Human CLINICAL TRIAL	P&G conducted the safety assessment COLLABORATION PARTNER generated and provided the safety data needed	Previously completed by P&G	• Satisfactory safety assessment for human exposure tests (technical performance tests listed below) completed by P&G.	Issues addressed to P&G’s subjective satisfaction	P&G included this Milestone to be thorough; safety assessment for clinical testing anticipated to be already in place given scope of NR derivatives in this JDA.	[*]

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

#3a. Technical Performance [*] Health	P&G to conduct CLINICAL TRIAL COLLABORATION PARTNER to supply NR	Upon success of #1 Milestone, #3a and 3b will run concurrently and take 12-18 months	• Provide [*] integrity improvement, both on [*] in a vehicle controlled, single variable human clinical study. Ensure acceptable levels of any [*].
• A statistically significant [*] improvement in [*] as well as [*] and [*] improvement vs. product with equal level of [*]
• [*] equivalent or less than [*].
CLINICAL TRIAL data shall be used to assess success/failure of this Milestone. P&G shall conduct the data analysis, and success/failure of this Milestone shall be at P&G’s discretion based upon an objective analysis of the data consistent with P&G’s practices.
					Either or both 3a and 3b Milestones need to be met in order for any payments made for 3c, 3d, and / or 3e.	$[*]
#3b. Technical Performance [*] & [*] & [*]			• Provide superior [*] benefit, [*] benefit, [*] benefit and [*] for [*] in a vehicle controlled, single variable human clinical study. Ensure acceptable levels of any [*].
• A statistically significant ([*] equal to or less than [*]) improvement in [*] as measured by [*]
• [*] equivalent or less than [*].
CLINICAL TRIAL data shall be used to assess success/failure of this Milestone. P&G shall conduct the data analysis, and success/failure of this Milestone shall be at P&G’s discretion based upon an objective analysis of the data consistent with P&G’s practices.
$[*]
#3c. OPTIONAL [*] / [*]		18-24 months	• Provide [*] in a vehicle controlled, single variable human clinical study. Ensure acceptable levels of any [*].
• Similar or statistically significant ([*] equal to or less than [*]) improvement in [*] as measured by [*] and/or [*].
• [*] equivalent or less than [*].
CLINICAL TRIAL data shall be used to assess success/failure of this Milestone. P&G shall conduct the data analysis, and success/failure of this Milestone shall be at P&G’s discretion based upon an objective analysis of the data consistent with P&G’s practices.
$[*]
#3d. OPTIONAL [*]		18-24 months	• Provide [*] benefit in a vehicle controlled, single variable human clinical study. Ensure acceptable levels of any [*].
• Similar or statistically significant ([*] equal to or less than [*]) improvement in [*].
CLINICAL TRIAL data shall be used to assess success/failure of this Milestone. P&G shall conduct the data analysis, and success/failure of this Milestone shall be at P&G’s discretion based upon an objective analysis of the data consistent with P&G’s practices.
$[*]
#3e. OPTIONAL [*]		18-24 months	• Provide [*] benefit in a vehicle controlled, single variable human clinical study. Ensure acceptable levels of any [*].
• Similar or statistically significant ([*] equal to or less than [*]) [*] as measured by [*] followed by [*].
CLINICAL TRIAL data shall be used to assess success/failure of this Milestone. P&G shall conduct the data analysis, and success/failure of this Milestone shall be at P&G’s discretion based upon an objective analysis of the data consistent with P&G’s practices.
$[*]
#3f. [*] Testing	P&G to conduct [*] testing	18-24 months	Testing lead prototypes among appropriate [*] in large base studies.	Demonstration of statistically significant [*] as measured by [*], with no [*] for [*]. No [*] for the [*] specifically means [*].	If either or both 3a and 3b milestones have been met, P&G, at its sole discretion, may conduct [*] Research, and if the results are positive, will pay $[*]	$[*]
MTA / JDA execution Payments						$[*] already paid upon execution of MTA; $[*] to be paid upon execution of this JDA
By the end of JDA 2 Year Term if all success criteria met, as determined by P&G						$[*]
*Milestone Payment to be paid within 45 days from written confirmation by P&G